 As filed with the Securities and Exchange Commission on September 9, 2021

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COHBAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	26-1299952
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1455 Adams Drive, Suite 2050

Menlo Park, CA 94025

(Address, including zip code, of Registrant’s principal executive offices)

Inducement Stock Option Award Agreements

(Full title of the plan)

Joseph J. Sarret

Chief Executive Officer

CohBar, Inc.

1455 Adams Drive, Suite 2050

Menlo Park, CA 94025

(415) 388-2222

(Name, address and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Amanda Rose, Esq.

Chelsea Anderson, Esq.

Fenwick & West LLP

1191 Second Avenue, Floor 10

Seattle, WA 98101

(206) 389-4510

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.001 per share (Inducement Stock Option Awards)	3,550,000	(2)	$1.35	$4,792,500	$522.86

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Consists of shares issuable under new hire inducement stock option awards granted on May 3, 2021 in accordance with The Nasdaq Stock Market, Inc. Rule 5635(c).
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of the exercise price of $1.35 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) and has been or will be sent or given to participating service providers in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Registrant’s annual report on Form 10-K for the year ended December 31, 2021, as filed with the Commission on March 30, 2021, and as amended on June 2, 2021, including information specifically incorporated into the Registrant’s Form 10-K from the Registrant’s definitive proxy statement on Schedule 14A, as filed with the Commission on April 30, 2021;

(b)	The Registrant’s quarterly reports on Form 10-Q for the quarter ended March 31, 2021, as filed with the Commission on May 17, 2021, and for the quarter ended June 30, 2021, as filed with the Commission on August 12, 2021;

(c)	The Registrant’s current reports on Form 8-K filed with the Commission on April 27, 2021, June 21, 2021, August 10, 2021 and August 17, 2021; and

(d)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on December 13, 2017, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation eliminates the liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law.

The Registrant’s bylaws provide for similar indemnity to directors and officers of the Registrant, and further provide that the Registrant will indemnify any person who is or was made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Registrant against expenses, judgments, fines, penalties and amounts paid in settlement incurred in connection therewith to the fullest extent authorized by the Delaware General Corporation Law.

The Registrant’s bylaws authorize the Registrant’s board of directors to enter into indemnification contracts with each of its officers and directors. The Registrant has entered into indemnification contracts with each of its directors and executive officers. The indemnification contracts provide for the indemnification of directors and officers against all expenses, liability and loss actually reasonably incurred to the fullest extent permitted by the Registrant’s certificate of incorporation, bylaws and applicable law.

The Registrant’s bylaws also authorize the Registrant to maintain insurance to protect any director or officer against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. The Registrant maintains such insurance.

See also the undertakings set out in response to Item 9 hereof.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith:

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date

3.1	Third Amended and Restated Certificate of Incorporation of the Registrant.	S-1	333-200033	3.2	12/16/2014

3.2	Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-38326	3.1	06/18/2020

3.3	Amended and Restated Bylaws of the Registrant.	8-K	000-55334	3.2	01/08/2015

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of independent registered public accounting firm.					X

23.2	Consent of Fenwick & West LLP (contained in Exhibit 5.1).					X

24.1	Power of Attorney (included on the signature page to this Registration Statement).					X

99.1	Forms of Inducement Stock Option Agreements – Sarret					X

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on this 9th day of September, 2021.

COHBAR, INC.

By:	/s/ Jeffrey F. Biunno
Jeffrey F. Biunno
Principal Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph J. Sarret and Jeffrey F. Biunno, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ Joseph J. Sarret	Chief Executive Officer and Director (Principal Executive Officer)	September 9, 2021
Joseph J. Sarret
/s/ Jeffrey F. Biunno	Chief Financial Officer, Treasurer and Secretary (Principal Accounting Officer and Principal Financial Officer)	September 9, 2021
Jeffrey F. Biunno

/s/ David Greenwood	Chairman of the Board of Directors	September 9, 2021
David Greenwood

/s/ Nir Barzilai	Director	September 9, 2021
Nir Barzilai

/s/ Pinchas Cohen	Director	September 9, 2021
Pinchas Cohen

/s/ Albion J. Fitzgerald	Director	September 9, 2021
Albion J. Fitzgerald

/s/ Phyllis Gardner	Director	September 9, 2021
Phyllis Gardner

/s/ Misha Petkevich	Director	September 9, 2021
Misha Petkevich

/s/ Carol Nast	Director	September 9, 2021
Carol Nast

/s/ John Amatruda	Director	September 9, 2021
John Amatruda

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